EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES B CUMULATIVE NON-REDEEMABLE PREFERRED STOCK
OF
AMERICAN STANDARD ENERGY CORP.

AMERICAN STANDARD ENERGY CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of the Certificate of Incorporation, the Bylaws of the Corporation and applicable law, at a meeting duly called and held on December 27, 2013, adopted the following resolution creating and authorizing to be issued a series of 45,000 shares of Preferred Stock of the Corporation, par value $.001 per share, designated as “Series B Cumulative Non- Redeemable Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors and in accordance with the provisions of the Certificate of Incorporation of the Corporation and applicable law, a series of Preferred Stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the certificate of incorporation of the Corporation that are applicable to Preferred Stock of all series), of the shares of such series, are as follows:

Section 1. Designation.  The distinctive serial designation of such series of Preferred Stock is “Series B Cumulative Non-Redeemable Preferred Stock” (“Series B Preferred Stock”).  Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.

Section 2. Number of Shares.  The authorized number of shares of Series B Preferred Stock shall be 45,000.  Shares of Series B Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and retired and revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series B Preferred Stock may be reissued only as shares of any series other than Series B Preferred Stock).

Section 3. Definitions.  For purposes of this Certificate of Designation, the following definitions apply::

(a) “Affiliate” means, with respect to any Person, any person directly or indirectly controlling, controlled by or under common control with, such other Person.  For purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Board” or “Board of Directors” has the meaning set forth in the Preamble.

(c) “Business Day” has the meaning set forth in Section 5(a).

(d) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(e) “Certificate of Designations” means this Certificate of Designations relating to the Series B Preferred Stock, as it may be amended from time to time.

(f) “Certificate of Incorporation” means the certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(g) “Change of Control” means the occurrence of any of the following events:

(i) the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis) to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) other than a Wholly Owned Subsidiary; provided, however, that a transaction covered by this clause (i) shall not be a Change of Control if a Specified Person is a party in the transaction;

(ii) the consolidation or merger of the Corporation with or into any other Person or the merger of another Person with or into the Corporation, pursuant to which the holders of 100% of the total voting power of the total outstanding capital stock of the Corporation immediately prior to the consummation of such consolidation or merger do not beneficially own (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate more than 50% of the total voting power of the total outstanding capital stock of the continuing or surviving Person immediately after such transaction; provided, however, that a transaction covered by this clause (ii) shall not be a Change of Control if the parties to such transaction include a Specified Person; or

(iii) the acquisition, directly or indirectly, by any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the total outstanding capital stock of the Corporation; provided, however, that a transaction covered by this clause (iii) shall not be a Change of Control if (x) the party from whom such stock is acquired in such acquisition is a Specified Person or (y) the party that acquires such stock in such acquisition is a Specified Person.

(h) “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

(i) “Common Stock Event” has the meaning set forth in Section 7(d).

(j) “Conversion Price” has the meaning set forth in Section 7(c).

(k) “Corporation” has the meaning set forth in the introductory paragraph.

(l) “Dividend Date” has the meaning set forth in Section 5(a).

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than Series B Preferred Stock) that ranks junior to Series B Preferred Stock either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(o) “Liquidation Event” has the meaning set forth in Section 6.

(p) “Liquidation Preference” means, with respect to each share of Series B Preferred Stock, on any date of determination, the sum of (i) $35,400,000.00 and (ii) the amount of any accrued but unpaid dividends thereon, if any, whether or not declared, to and including such date.

(q) “Non-Business Day” has the meaning set forth in Section 5(a).

(r) “Original Issue Date” means January 10, 2014.

(s) “Person” means any individual, corporation, limited liability Corporation, partnership, joint venture, association, joint stock Corporation, trust, unincorporated organization, or government or any agency or political subdivision thereof.

(t) “Preferred Stock” means any and all series of preferred stock, par value $0.001 per share, of the Corporation, including the Series B Preferred Stock.

(u) “Record Date” has the meaning set forth in Section 5(a).

(v) “Series B Director(s)” has the meaning set forth in Section 8(a).

(w) “Series B Payments-in-Kind” has the meaning set forth in Section 5(b).

(x) “Series B Preferred Stock” has the meaning set forth in Section 1.

(y) “Specified Person” means any holder of Series B Preferred Stock or Affiliate of any holder of Series B Preferred Stock.

(z) “Wholly Owned Subsidiary” means any subsidiary of the Corporation to the extent that all of the securities of any class or classes of capital stock of such subsidiary entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such subsidiary are owned directly or indirectly by the Corporation.

Section 4. Rank.  The Series B Preferred Stock shall, with respect to dividend rights, redemption rights, rights on liquidation, winding up, corporate reorganization, and dissolution rank senior to the Common Stock and to the Junior Stock.

Section 5. Dividend Rights.

(a) Rate.  Holders of Series B Preferred Stock shall be entitled to receive, from time to time, on each share of Series B Preferred Stock, out of funds legally available for the payment of dividends under Delaware law, cumulative cash dividends at a per annum rate of 7.5% of the Liquidation Preference.  The dividends on the Series B Preferred Stock shall accrue from the Original Issue Date and shall be payable annually in arrears on December 1 of each year (the “Dividend Date”) commencing on December 1, 2014, except that if any such date is a Saturday, Sunday or legal holiday (a “Non-Business Day”)  then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Texas are permitted to be closed (a “Business Day”) to holders of record of shares of Series B Preferred Stock as they appear on the stock books of the Corporation on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as fixed by the Board (the “Record Date”). The amount of dividends payable for any period that is shorter or longer than 30 days shall be computed on the basis of a 360-day year of twelve 30-day months.  Dividends paid on the shares of Series B Preferred Stock in an amount less than the aggregate amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares of Series B Preferred Stock at the time outstanding.

(b) Dividends in Kind.  The dividends may be payable in additional shares of Series B Preferred Stock (the “Series B Payments-in-Kind”).  Series B Payments-in-Kind shall be payable as of the Dividend Date of each period, except that if such date is a Non-Business Day then such Series B Payment-in-Kind shall be payable as of the next Business Day to holders of record as they appear on the stock books of the Corporation on the applicable Record Date.  Each Series B Payment-in-Kind shall be equal in amount to that number of shares of Series B Preferred Stock obtained by dividing the aggregate cash dividends payable with respect to the Series B Preferred Stock on any such Dividend Date by the Liquidation Preference in effect on the Dividend Date rounded to the closest whole share of Series B Preferred Stock. Certificates representing the shares issuable in payment of any Series B Payment-in-Kind shall be delivered to each holder entitled to receive such Series B Payment-in-Kind (in appropriate denominations) on the Dividend Date.

(c) Declaration of Dividends.  Dividends shall be payable only when, as and if declared by the Board of Directors, including approval by at least one Minority Appointed Director.

(d) Priority of Dividends.  Holders of Series B Preferred Stock shall be entitled to receive dividends prior to and in preference of any declaration or payment of any dividend (other than a dividend payable solely in Junior Stock) on the Junior Stock with respect to dividends.  All dividends declared on the Series B Preferred Stock shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the Series B Preferred Stock bear to each other.

Section 6. Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, (“Liquidation Event”), the outstanding shares of Series B Preferred Stock shall automatically convert into fully paid and nonassessable shares of Common Stock without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent pursuant to Section 7.

Section 7. Conversion.  The outstanding shares of Series B Preferred Stock shall be convertible into Common Stock as follows:

(a) Right of Conversion.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference by the Conversion Price (as defined in Section 7(c)) in effect at the time of conversion.

(b) Automatic Conversion.

(i) Each share of Series B Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein, upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate net proceeds to the Corporation (before deduction of underwriters' discounts and commissions) equals or exceeds the Liquidation Preference, (ii) a Change of Control, (iii) the occurrence of a Liquidation Event or (iv) the expiration of one year following the issuance of the Series B Preferred Stock.

(ii) Upon the occurrence of any event specified in subparagraph 7(b)(i) above, the outstanding shares of Series B Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series B Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(c) Conversion Price.  Each share of Series B Preferred Stock shall be convertible in accordance with Sections 7(a) and 7(b) into the number of shares of Common Stock which results from dividing the Liquidation Preference  for such shares of Series B Preferred Stock by the conversion price for such shares of Series B Preferred Stock that is in effect at the time of conversion (the “Conversion Price”).  The initial Conversion Price for the Series B Preferred Stock shall be $0.50 per share.  The Conversion Price shall be subject to adjustment from time to time as provided below.

(d) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series B Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series B Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Series B Preferred Stock. The Conversion Price for a series of Series B Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issuance by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(e) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms.

(f) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 7), then in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series B Preferred Stock at the holder's address as shown in the Corporation's books.

(h) Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series B Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j) Notices.  Any notice required by the provisions of this Section 7 to be given to the holders of shares of the Series B Preferred Stock shall be deemed given if deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation, or upon personal delivery or delivery by courier at such address.

Section 8. Board of Directors.

(a) Designation of Series B Directors and Minority Appointed Directors.  So long as at least 35,400 shares of the Series B Preferred Stock is issued and outstanding holders of a majority of the shares of Series B Preferred Stock shall be entitled to designate two individuals to serve on the Board of Directors (the “Series B Directors”) until their respective successors are elected and qualified by giving written notice of such designation to the Corporation.

(b) Appointment or Nomination and Election of Directors.  The Corporation shall take all necessary corporate action to ensure that the Series B Directors (i) are appointed or elected, as applicable, to the Board of Directors and (ii) constitute two of the directors serving on the Board of Directors at all times that 35,400 shares of the Series B Preferred Stock is issued and outstanding, including, without limitation, taking all necessary action, through the Board of Directors or otherwise, to nominate and recommend the Series B Directors for election to the Board of Directors at each annual meeting of the stockholders of the Corporation.

(c) Successors and Vacancies.  The holders of a majority of the shares of Series B Preferred Stock shall have the right to designate each successor to the Series B Directors, and direct removal from the Board of Directors of any Series B Director.  In the event of any vacancy in any seat of the Board of Directors previously filled by a Series B Director, the Corporation shall notify the holders of the Series B Preferred Stock, respectively, of the occurrence of such vacancy and the vacancy in the directorship shall be filled with an individual designated by the Series B Preferred Stock, in the manner set forth in Section 8(a).

Section 9. Voting Rights.

(a) General.  The holders of Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Voting Rights as to Particular Matters.  So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of a majority of the shares of Series B Preferred Stock at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise:

(i) Any liquidation, dissolution or winding up of the Corporation, any merger or consolidation of the Corporation or any Change of Control;

(ii) Any amendment, alteration or repeal, as applicable, of any provision of the Certificate of Incorporation so as to change the rights, preferences, privileges or voting powers of the Series B Preferred Stock;

(iii) Any amendment, alteration or repeal, as applicable, of any provision of the Certificate of Incorporation to authorize or create, or increase or decrease the authorized amount of, any shares of Series B Preferred Stock, or the issuance of any shares of Series B Preferred Stock or any security convertible into shares of Series B Preferred Stock;

(iv) Any amendment, alteration or repeal, as applicable, of any provision of the Certificate of Incorporation to authorize or create (including, without limitation, by reclassifying, altering or amending any existing security), or increase the authorized amount of, any, or any security convertible into, shares of any class or series of capital stock of the Corporation ranking pari passu with or senior to the Series B Preferred Stock with respect to either or any of the payment of dividends, rights of redemption or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(v) Any amendment, alteration or repeal, as applicable, of any provision of the Certificate of Incorporation or Bylaws so as to adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Stock;

(vi) Any declaration or payment of cash dividends on any Common Stock or other Junior Stock; or

(vii) Any redemption or repurchase of (or permit any subsidiary to purchase or redeem) any shares of any class or series of capital stock of the Corporation, other than any shares of Common Stock withheld by the Corporation to pay taxes upon the granting or vesting of awards to any of its employees under any equity compensation plan of the Corporation.

Section 10. Record Holders.  To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 11. Notices.  All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by fax, overnight or certified mail, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 12. No Preemptive Rights.  No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 13. No Sinking Fund.  No sinking fund shall be created for the redemption or purchase of shares of the Series C Preferred Stock.

Section 14. Replacement Certificates.  The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation.  The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 15. Other Rights.  The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

[Signature Page Follows.]

In Witness Whereof, AMERICAN STANDARD ENERGY CORP. has caused this certificate to be signed this 10th day of January, 2014.

AMERICAN STANDARD ENERGY CORP.

By:
Name:	J. Steven Person
Title:	Chief Executive Officer